EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PINNACLE ENTERTAINMENT, INC.,

a Delaware corporation

Pinnacle Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the first paragraph of ARTICLE IV of the Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

“The amount of the total authorized capital stock of the corporation is 100,250,000 shares which are divided into two classes as follows:

250,000 shares of Preferred Stock having a par value of $1.00 per share; and

100,000,000 shares of Common Stock having a par value of $0.10 per share.”

2. The foregoing amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Corporation and by the holders representing a majority of the voting power of the outstanding capital stock of the Corporation, with all such outstanding capital stock voting as a single class and entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its duly authorized officer this 5th of May, 2005.

Pinnacle Entertainment, Inc.

By:	/s/ John A. Godfrey
John A. Godfrey, Executive Vice
President and Secretary